UNITED STATES
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Stratos International, Inc.

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Stratos International, Inc. issued the following press release on February 17, 2005:

Stratos International Makes Proposals to Improve Corporate Governance

CHICAGO, Feb. 17 /PRNewswire-FirstCall/ — Stratos International, Inc. (Nasdaq: STLW), a leading provider of optoelectronic, fiber optic, and radio frequency (RF) and microwave subsystems and components, today announced that Stratos will ask stockholders to approve a number of stockholder-friendly proposals at its March 8 annual meeting. Stratos has engaged Mellon Investor Services as Stratos’ proxy solicitor.

Foremost among the proposed amendments are a recommendation to eliminate a requirement that an 80% stockholder vote be obtained to modify certain parts of Stratos’ Certificate of Incorporation, as well as a recommendation to “declassify” the board of directors.

The effect of the current 80% stockholder approval requirement is that a proposal supported by a majority of stockholders, perhaps even a substantial majority of stockholders, may not be passed because a minority of stockholders either do not vote or vote against the proposal. In making the recommendation to Stratos stockholders, the Stratos board concluded that Stratos’ charter should afford a better opportunity to obtain stockholder approval on matters submitted to the stockholders for approval than it currently does, and that the “majority of shares outstanding” approach under Delaware law is preferable to the “80% of total shares outstanding” under the current provisions.

Stratos’ current “classified” or “staggered” board is divided into three classes and directors of only one class are elected each year such that each director stands for election every 3 years rather than annually. Stratos’ proposal would “declassify” the Board so that each director will stand for election every year. If the proposal is approved by stockholders, the “declassifying” will become effective at its March 8 annual meeting and all directors would stand for election at this meeting and annually thereafter. Furthermore, by declassifying the board, directors may be removed by stockholders without cause under Delaware law.

“We are committed to excellent corporate governance and we take our fiduciary duties seriously,” said Andy Harris, Chief Executive Officer of Stratos International. “We have reviewed a number of our corporate governance practices in relation to Institutional Shareholder Services (“ISS”) and the National Association of Corporate Director recommendations, and have concluded that we should make these changes to become more aligned with our shareholders’ interests.”

Stratos International will hold its next Annual Meeting of Stockholders on Tuesday, March 8, 2005. The meeting, which is scheduled for 3:00 pm central standard time, will be held in Chicago, Illinois. Stockholders who hold shares of Stratos International as of February 7, 2005, will receive notice of the meeting and will be eligible to vote.

Stratos has filed a definitive proxy statement with the Securities and Exchange Commission (SEC) and mailed the proxy statement to security holders. We urge investors to read the definitive proxy statement because it contains important information. Investors will be able to obtain the proxy statement free of charge at the SEC’s website, http://www.sec.gov . In addition, documents filed with the SEC by Stratos will be available free of charge from Stratos Investor Relations, 7444 W. Wilson Avenue, Chicago, Illinois 60706- 4549.

Stratos, its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Stratos in connection with the annual meeting. Information about the directors and executive officers of Stratos and their ownership of Stratos stock is set forth in Stratos’ proxy statement.

ABOUT STRATOS INTERNATIONAL

Stratos International, Inc. is a leading designer, developer and manufacturer of active and passive optical, optoelectronic, RF and Microwave components, subsystems and interconnect products used in telecom, enterprise, military and video markets.

Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form factors for telecom, datacom and harsh environments application. This expertise, coupled with several strategic acquisitions, has allowed Stratos to amass a broad range of products and build a strong IP portfolio of more than 100 patents. Stratos is a market leader in several niches including specialty optical products such as RJ and low rider transceivers, Media Interface Adapters, flex circuits, as well as high performance RF and microwave coax and triax interconnect products. Stratos currently serves more than 400 active customers in telecom, military and video markets.

For additional information contact Stratos International at 7444 W. Wilson Ave., Chicago, IL USA 60706-4549; Tel: 708.867.9600. Fax: 708.867.0996. Website: http://www.stratoslightwave.com.